Exhibit 99.1

Company Email to Employees

Last night Franchise Group filed for bankruptcy.

This is not the outcome we ever envisioned. I feel personally sick about this result. There will likely be no equity recovery for all the constituents that participated, including the B. Riley shareholders, 69 employees, wealth clients and institutions that rolled their shares from the public entity and new institutional shareholders that participated.

The dynamic of FRG’s bankruptcy is a confluence of events that ultimately derailed our original investment thesis. I, along with 300 other investors, plus lenders, many of whom had 20-plus year relationships with the former FRG CEO, all believed in this investment opportunity. Unfortunately, the investment was devastated by the precipitous decline in consumer spending in the markets served by the FRG brands, and the fallout and uncertainty from the Prophecy scandal and the related federal investigation into Brian Kahn. These headwinds changed the economics of the investment and the timetable for executing on FRG’s strategy, including the potential monetization of assets, in a way that could not have been anticipated.

While we could not have foreseen the issues associated with Prophecy, as our CEO, largest shareholder, and one of the most significant individual investors in the FRG take-private, I took ownership of the efforts to address the issues and did everything in my power to salvage the investment. Ultimately, these efforts were not enough. After spending 27 years building a firm that I could not be prouder of, I hate that B. Riley has, for now, been distilled by many outside the firm into a single investment.

I appreciate everyone who has grinded the past 12 months and has had to endure this pain.  Whether it’s internet short sellers trading weekly options and feeding sensational stories to one-sided journalists or competitors aggressively targeting your livelihood by trying to poach customers and colleagues, you’ve faced enormous pressure and for that I am deeply sorry.

As painful as those paragraphs were to write and read, I want to be clear: OUR FIRM WILL MOVE PAST THIS AND THRIVE.

Despite the negative headlines, we are in far better shape than folks give us credit for. We took a lot of difficult, but necessary actions over the last 12 months to ensure we could withstand the deterioration in FRG as it developed and ultimately culminated in this outcome:

●	We monetized more than $500 million of equity and debt assets.

●	We maintained strong capital levels in all our regulated entities.

●	We continued to INVEST in many of our businesses, including Great American, Brands, Wealth Management and Advisory (Glass Ratner).

●	We mapped out a contingency monetization strategy, which resulted in the recent sales of a majority equity stake of Great American Group and our Brands portfolio that cumulatively will raise (when Great American is completed) another approximately $400 million in proceeds.

- BR

●	We also developed a strategic off ramp for Wealth advisors who wanted a fresh start, resulting in the transaction with Stifel announced on Friday. This will raise another $30 to $40 million in proceeds.

We are confident we will be able to monetize other private non-operating assets over the coming months that will result in our Nomura senior facility being paid off and our near-term bonds being paid in cash. In fact, we expect that the Nomura facility will be paid down to $125 million by the end of the month. Finally, when additional assets are sold next year, we believe we will have sources of liquidity of more than $300 million of cash and $500 million of investments. Our balance sheet will be utilized to enhance our financial services business and opportunistically retire our baby bonds, which trade at a meaningful discount to par.

We are positioning to be on the OFFENSIVE for the first time in too long.

Make no mistake – the people here are our biggest asset, and I’d never bet against this group. Our collection of talent is one of the many reasons I’m positive about the next few years.

1.	Despite the challenges, all our key management leaders are here, focused and ready to go. This is a battle-hardened, resilient group that will not be outcompeted.

2.	We have demonstrated that the assets on our balance sheet are stronger than the market might suggest.

3.	Our capital base as we exit 2024 and begin 2025 should provide us with the ability to return to growth.

4.	Our relationships with our banks, vendors and clients remain sound.

I know it hasn’t been easy, but I truly appreciate every one of you for sticking with us. We are turning a corner.

- BR